Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated July 24, 2018 relating to the balance sheet of DF Growth REIT, LLC as of July 16, 2018 (inception) and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

July 24, 2018

Artesian CPA, LLC

info@ArtesianCPA.com | www.ArtesianCPA.com